Exhibit 1
     I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF “WEBMD HEALTH CORP. ”, FILED IN THIS OFFICE ON THE TWENTY-SEVENTH DAY OF SEPTEMBER, A.D. 2005, AT 3:52 O’CLOCK P.M.
     A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

3964417 8100	/s/ Harriet Smith Windsor Harriet Smith Windsor, Secretary of State AUTHENTICATION: 4186630

050791279	DATE: 09-27-05

State of Delaware Secretary of State Division of Corporations Delivered 03:52 PM 09/27/2005 FILED 03;52 PM 09/27/2005 SRV 050791279 — 3964417 FILE
RESTATED CERTIFICATE OF INCORPORATION
OF
WEBMD HEALTH CORP.
     The present name of the corporation is WebMD Health Corp. The corporation was incorporated under the name “WebMD Health Holdings, Inc.” by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on May 3, 2005. This Restated Certificate of Incorporation of the corporation, which both restates and further amends the provisions of the corporation’s Certificate of Incorporation, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware and by the written consent of its sole stockholder in accordance with Section 228 of the General Corporation Law of the State of Delaware. The Certificate of Incorporation of the corporation is hereby amended and restated to read in its entirety as follows:
ARTICLE I
     The name of the corporation (which is hereinafter referred to as the “Corporation”) is: WebMD Health Corp.
ARTICLE II
     The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.
ARTICLE III
     The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware (the “GCL”).
ARTICLE IV
     A. The total number of shares of stock which the Corporation shall have authority to issue is 700,000,000, divided into three classes: 50,000,000 shares of Preferred Stock, par value $.01 per share (hereinafter referred to as “Preferred Stock”); 500,000,000 shares of Class A Common Stock, par value $.01 per share (hereinafter referred to as “Class A Common”); and 150,000,000 shares of Class B Common Stock, par value $.01 per share (hereinafter referred to as “Class B Common,” and together with Class A Common, “Common Stock”).
     B. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to provide for the issuance of shares of Preferred Stock in one or more series and,by filing a certificate pursuant to the applicable law of the State of Delaware (hereinafter referred to as “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:
(i)	The designation of the series, which may be by distinguishing number, letter or title;

(ii)	The number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding);

(iii)	The amounts payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative;

(iv)	Dates at which dividends, if any, shall be payable;

(v)	The redemption rights and price or prices, if any, for shares of the series;

(vi)	The terms and amount of any sinking fund provided for the purchase or redemption of shares of the series;

(vii)	The amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

(viii)	Whether the shares of the series shall be convertible into or exchangeable for shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series of such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

(ix)	Restrictions on the issuance of shares of the same series or of any other class or series; and

(x)	The voting rights, if any, of the holders of shares of the series.
     C. The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof. Except as may otherwise be provided in this Restated Certificate of Incorporation or in a Preferred Stock Designation, the holders of shares of Class A Common shall be entitled to one vote for each such share upon all questions presented to the stockholders, and the holders of shares of Class B Common shall be entitled to five votes for each share upon all questions presented to the stockholders. Except as may otherwise be provided in this Restated Certificate of Incorporation or in a Preferred Stock Designation, the Common Stock

shall have the exclusive right to vote for the election of directors and for all other purposes, and holders of Preferred Stock shall not be entitled to receive notice of any meeting of stockholders at which they are not entitled to vote.
     Except as may otherwise be required by law or by this Restated Certificate of Incorporation, the holders of record of Class A Common and Class B Common shall vote together as a single class on all actions to be taken by the stockholders of the Corporation; provided, however, that the Corporation shall not, without the affirmative vote of a majority of the then outstanding shares of Class A Common or Class B Common, as the case may be, with such applicable class voting as a separate class, amend the Restated Certificate of Incorporation, by merger, consolidation or otherwise, if such amendment would adversely affect, alter or change any rights, powers or preferences of such class of stock or the holders thereof.
     D. The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.
     E. Upon the effectiveness of this Restated Certificate of Incorporation pursuant to the GCL, each share of the Corporation’s common stock, par value $.01 per share (the “Old Common Stock”), issued and outstanding immediately prior to the effectiveness of this Restated Certificate of Incorporation, will be automatically reclassified as and converted into 481,000 shares of Class B Common. Any stock certificate that, immediately prior to the effectiveness of this Restated Certificate of Incorporation, represented shares of the Old Common Stock will, from and after the effectiveness of this Restated Certificate of Incorporation, automatically and without the necessity of presenting the same for exchange, represent that number of shares of Class B Common into which the shares of Old Common Stock represented by such certificate shall have been reclassified.
ARTICLE V
     A. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, subject to any rights, powers and preferences of any outstanding Preferred Stock, the holders of shares of Class A Common and Class B Common shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares held by them.
     B. Subject to applicable law and any rights, powers and preferences of any outstanding Preferred Stock, the holders of the Class A Common and the Class B Common shall be entitled to receive dividends, when, as and if declared by the Board of Directors out of funds lawfully available therefor.
     If and when dividends on the Class A Common and the Class B Common are declared payable from time to time by the Board of Directors as provided in this Article V, whether payable in cash, in property or in shares of stock of the Corporation, the holders of Class A Common and the holders of the Class B Common shall be entitled to share equally, on a per share basis, in such dividends, subject to the limitations described below. If dividends are declared that are payable in shares of Class A Common or Class B Common, such dividends shall be payable at the same rate on all shares of Common Stock and the dividends payable in shares of Class A Common shall be payable only to holders of Class A Common and the dividends payable in shares of Class B Common shall be payable only to holders of Class B Common. If the Corporation shall in any manner, whether by reclassification or otherwise, subdivide or combine the outstanding shares of Class A Common or Class B Common, the outstanding shares of the other such class of Common Stock shall be proportionally subdivided or combined in the same manner and on the same basis as the outstanding shares of Class A Common or Class B Common, as the case may be, which have been subdivided or combined.
ARTICLE VI
     A. Voluntary Conversion
     Each record holder of shares of Class B Common may convert any or all of those shares into an equal number of shares of Class A Common by surrendering the certificates, if any, for the number of shares to be converted, accompanied by any required tax transfer stamps and by a written notice by the record holder to the Corporation stating that such record holder desires to convert such shares into the same number of shares of Class A Common and requesting that the Corporation issue such shares of Class A Common to persons named therein, setting forth the number of shares of Class A Common to be issued to each such person and the denominations in which the certificates therefor, if any, are to be issued.
     B. Automatic Conversion
(i)	Prior to, and other than pursuant to, the distribution contemplated by Article VIB(iii), at the close of business, eastern time, on the fifth anniversary of the date of the initial public offering of the Class A Common pursuant to a registration statement filed under the Securities Act of 1933, as amended, or if such date is not a business day, the close of business on the next business day (the “Conversion Date”), without any action on the part of the Corporation or the holders of shares of Class B Common then issued and outstanding, each share of Class B Common issued and outstanding immediately prior to the Conversion Date shall automatically he converted into one fully paid and nonassessable share of Class A Common. Upon the occurrence of a Conversion Date, prompt written notice thereof and of the resulting conversion of the Class B Common shall be given by first class mail, postage prepaid, to each person who immediately prior to the Conversion Date was a holder of record of Class B Common, at such person’s address as the same appears on the stock register of the Corporation; provided, however, that no failure to give such notice nor any defect therein shall affect the effectiveness of the conversion of any shares of Class B Common. If, prior to the Conversion Date, any shares of Class B Common were represented by stock certificates, each such notice shall include a statement setting forth the place or places where any such certificates formerly representing shares of Class B Common are to he surrendered.

(ii)	Prior to, and other than pursuant to, the distribution contemplated by Article VI.B(iii), upon any issued and outstanding shares of Class B Common being transferred (the “Transfer Date”) to any person other than an Authorized Person (as hereinafter defined), each share of Class B Common so transferred shall be automatically converted, without any action on the part of the Corporation or the transferring holder or transferee, into one fully paid nonassessable share of Class A Common as of the time of such transfer.
                    “Authorized Person” shall mean:
                    (a) WebMD Corporation, a Delaware corporation (“Parent”);
                    (b) any Subsidiary of an Authorized Person;
                    (c) any successor by operation of law (including by merger) of an Authorized Person; and
                    (d) any person or entity which acquires all or substantially all of the assets of an Authorized Person in a single transaction or series of related transactions.
                    “Subsidiary” of a person or entity shall mean any corporation, limited liability company, partnership or other entity in which a majority in voting power of the shares or equity interests entitled to vote generally in the election of directors (or equivalent management board) is owned, directly or indirectly, by the person or entity.
          (iii) Notwithstanding the provisions of Article VI.B(i) and (ii) hereof, if shares of Class B Common are distributed to security holders of Parent in a transaction (including any distribution in exchange for shares of Parent’s common stock or other securities) intended to qualify as a tax-free distribution pursuant to a split-off or spin-off under Section 355 of the U.S. Internal Revenue Code of 1986, as amended, or any corresponding provision of any successor statute, shares of the Class B Common will no longer be convertible into shares of Class A Common.
          (iv) At the Conversion Date or the Transfer Date, as the case may be:
                    (a) the person in whose name or names any shares of Class A Common shall be issuable upon such conversion shall be deemed to have become the holder of record of the shares of Class A Common so issuable at such time;
                    (b) such shares of Class A Common issuable upon conversion shall be deemed to be represented by any certificate formerly representing the shares of Class B Common so converted; and
                    (c) such shares of Class B Common so converted shall no longer be deemed to be outstanding, and all rights of a holder with respect to such shares shall immediately terminate; provided, however, that such persons shall be entitled to receive when paid any dividends declared on the Class B Common as of a record date preceding the time of the conversion and unpaid as of such time.
     Upon the delivery to the Corporation of the certificates formerly representing shares of Class B Common, if any, or in the event such shares were uncertificated, immediately upon such conversion, the Corporation shall, if shares of Class A Common are represented by stock certificates, deliver or cause to be delivered, to or upon the written order of the record holder of the shares of Class B Common so converted, a certificate or certificates representing the number of fully paid and nonassessable shares of Class A Common into which the shares of Class B Common so converted shall have been converted in accordance with the provisions of this paragraph B.
     C. General
     The Corporation shall at all times reserve and keep available, out of the aggregate of its authorized but unissued Class A Common and its issued Class A Common held in treasury, for the purpose of effecting the conversion of the Class B Common, the full number of shares of Class A Common then deliverable upon the conversion of all outstanding shares of Class B Common.
     Issuances of certificates for shares of Class A Common upon conversion of Class B Common, if shares of Class A Common are represented by stock certificates, shall be made without charge to any holder of shares of Class B Common for any issue or transfer tax or other incidental expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Corporation; provided, however, that the Corporation stall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance or delivery of shares of Class A Common in a name other than that of the holder of the Class B Common to be converted, and no such issuance or delivery shall be made unless and until the person requesting such issuance or delivery has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.
ARTICLE VII
     In furtherance of, and not in limitation of, the powers conferred by law, the Board of Directors is expressly authorized and empowered;
     (a) to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that, notwithstanding any other provision of this Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the stock required by law or this Restated Certificate of Incorporation, effective upon and commencing on the date when Parent owns less than a majority of the voting power of the then outstanding Voting Stock (the “Effective Date”), the affirmative vote of the holders of at least 80 percent of the voting power of the then outstanding Voting Stock, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend or repeal any provision of the Bylaws or to adopt additional bylaws; and
     (b) from time to time to determine whether and to what extent, and at what times and places, and under what conditions and regulations, the accounts and books of the Corporation, or any of them, shall be open to inspection of stockholders; and, except as so determined or as expressly provided in this Restated Certificate of Incorporation or in any Preferred Stock Designation, no stockholder shall have any right to inspect any account, book or document of the Corporation other than such rights as may be conferred by applicable law.
     The Corporation may in its Bylaws confer powers upon the Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by applicable law. Notwithstanding anything contained in this Restated Certificate of Incorporation to the contrary, effective upon and commencing as of the Effective Date, the affirmative vote of the holders of at least 80 percent of the voting power of the then outstanding Voting Stock, voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with paragraph (a) of this Article VII or this sentence. For the purposes of this Restated Certificate of Incorporation, “Voting Stock” shall mean the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors.
     The Corporation shall make a public announcement of the Effective Date promptly following the Effective Date; provided, however, that the failure to make any such public announcement shall have no effect on the fact of the Effective Date having occurred.
ARTICLE VIII
     A. Any action required or permitted to he taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which minutes of proceedings of stockholders are recorded; provided, however, that effective upon and commencing on the Effective Date, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not he effected by any consent in writing in lieu of a meeting of such stockholders.
     B. Special meetings of stockholders of the Corporation for any purpose or purposes may be called by the Board of Directors or the holders of the majority of the voting power of the then outstanding Voting Stock; provided, however, that effective upon and commencing as of the Effective Date, except as otherwise required by law and subject to the rights of the holders of Preferred Stock, special meetings of stockholders of the Corporation for any purpose or purposes may be called only by the Board of Directors, and any power of stockholders to call a special meeting is specifically denied.
     C. Advance notice of stockholder nominations for the election of directors and of the proposal by stockholders of any other action to be taken by the stockholders at a meeting shall be given in such manner as shall be provided in the Bylaws of the Corporation.

     D. Notwithstanding anything contained in this Restated Certificate of Incorporation to the contrary, effective upon and commencing as of the Effective Date, the affirmative vote of the holders of at least 80 percent of the voting power of the then outstanding Voting Stock, voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with this Article VIII.
ARTICLE IX
     A. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors of the Corporation shall be fixed from time to time by the Board of Directors.
     B. Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.
     C. The Board of Directors (other than those directors elected by the holders of any series of Preferred Stock provided for or fixed pursuant to the provisions of Article IV hereof (the “Preferred Stock Directors”)) shall be divided into three classes, Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the number of directors constituting the entire Board of Directors. Class I directors shall be initially elected for a term expiring at the first succeeding annual meeting of stockholders following the effectiveness of this Restated Certificate of Incorporation, Class II directors shall be initially elected for a term expiring at the second succeeding annual meeting of stockholders following the effectiveness of this Restated Certificate of Incorporation, and Class III directors shall be initially elected for a term expiring at the third succeeding annual meeting of stockholders following the effectiveness of this Restated Certificate of Incorporation. At each annual meeting of the stockholders, successors to the class of directors whose term expires at that annual meeting shall be elected for a term expiring at the third succeeding annual meeting of stockholders. If the number of directors (other than Preferred Stock Directors) is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.
     D. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, any director may be removed from office at any time with or without cause; provided, however, that effective upon and commencing as of the Effective Date, any director may be removed from office only for cause, and only by the affirmative vote of the holders of at least 80 percent of the voting power of the then outstanding Voting Stock, voting together as a single class.
     E. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, vacancies resulting from death, resignation,

retirement, disqualification, removal from office or other cause, and newly created directorships resulting from any increase in the authorized number of directors, may be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum of the Board of Directors, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires and until such director’s successor shall have been duly elected and qualified. No decrease in the number of authorized directors constituting the whole Board of Directors shall shorten the term of any incumbent director.
     F. During any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of Article IV hereof, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total authorized number of directors of the Corporation shall be reduced accordingly.
     G. Notwithstanding anything contained in this Restated Certificate of Incorporation to the contrary, effective upon and commencing as of the Effective Date, the affirmative vote of the holders of at least 80 percent of the voting power of the then outstanding Voting Stock, voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with this Article IX.
ARTICLE X
     A director of the corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the GCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.
ARTICLE XI
     For so long as Parent is an “interested stockholder” (as defined in Section 203 of GCL) of the Corporation, the Corporation elects not to be governed by Section 203 of the GCL. At such time as Parent is no longer an “interested stockholder” (as defined in Section 203 of the GCL (the “Section 203 Triggering Time”)), the Corporation elects to be governed by Section 203 of the GCL. The Corporation shall make a public announcement of the Section 203 Triggering Time promptly following the Section 203 Triggering Time; provided, however, that the failure to make any such public announcement shall have no effect on the fact of the Section 203 Triggering Time having occurred.
ARTICLE XII
     A. In recognition of the fact that the Corporation, Parent, and directors, officers and employees of Parent, acting in their capacities as such, currently engage in, and may in the future engage in, the same or similar activities or lines of business and have an interest in the same areas and types of corporate opportunities, and in recognition of the benefits to be derived by the Corporation through its continued contractual, corporate and business relations with Parent (including possible service of directors, officers and employees of Parent as directors, officers and employees of the Corporation), the provisions of this Article XII are set forth to regulate and define the conduct of certain affairs of the Corporation as they may involve Authorized Persons and their directors, officers and employees, acting in their capacities as such, and the powers, rights, duties and liabilities of the Corporation and its directors, officers, employees and stockholders in connection therewith. In furtherance of the foregoing, the Corporation renounces any interest or expectancy in, or in being offered the opportunity to participate in, any corporate opportunity not allocated to it pursuant to this Article XII to the fullest extent permitted by Section 122(17) of the GCL (or any successor provision).
     B. To the fullest extent permitted by applicable law, no director, officer, employee, or stockholder of the Corporation, in such capacity, that is an Authorized Person or a director, officer, or employee of an Authorized Person, acting in his or her capacity as such, shall have any obligation to the Corporation to refrain from competing with the Corporation, making investments in competing businesses or otherwise engaging in any commercial activity that competes with the Corporation, which in each case is not a Restricted Opportunity. To the fullest extent permitted by applicable law, the Corporation shall not have any right, interest or expectancy with respect to any such particular investments or activities, which in each case is not a Restricted Opportunity, undertaken by any Authorized Person or any director, officer or employee of an Authorized Person, acting in his or her capacity as such, such investments or activities, which in each case is not a Restricted Opportunity, shall not be deemed wrongful or improper, and no such person shall be obligated to communicate, offer or present any potential transaction, matter or opportunity to the Corporation, which in each case is not a Restricted Opportunity, even if such potential transaction, matter or opportunity is of a character that, if presented to the Corporation, could be taken by the Corporation. For purposes of this Article XII, a “Restricted Opportunity” shall mean a transaction, matter or opportunity offered to a person in writing solely and expressly by virtue of such Authorized Person or a director, officer, or employee of an Authorized Person being a member of the Board of Directors or an officer or an employee of the Corporation. In the event that an Authorized Person or any director, officer or employee of an Authorized Person, acting in his or her capacity as such, acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both the Authorized Person and the Corporation, but is not a Restricted Opportunity, the Authorized Person and the directors, officers and employees of the Authorized Person, acting in their capacities as such, shall have no duty to communicate or offer such corporate opportunity to the Corporation and shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty by reason of the fact that an Authorized Person or any director, officer, or employee of an Authorized Person, acting in his or her capacity as such, pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Corporation, and the Corporation hereby renounces any interest or expectancy in such corporate opportunity.
     C. Nothing in this Article XII shall limit or otherwise prejudice any contractual rights the Corporation may have or obtain against any Authorized Person or any director, officer, or employee of any Authorized Person.
     D. Notwithstanding anything contained in this Restated Certificate of Incorporation to the contrary, effective upon and commencing as of the Effective Date, the affirmative vote of the holders of at least 80 percent of the voting power of the then outstanding Voting Stock, voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with this Article XIII.
     E. Neither the alteration, amendment or repeal of this Article XII nor the adoption of any provision of this Restated Certificate of Incorporation inconsistent with this Article XII shall eliminate or reduce the effect of this Article XII in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article XII, would accrue or arise, prior to such alteration, amendment, repeal or adoption.
ARTICLE XIII
     Except as may be expressly provided in this Restated Certificate of Incorporation, the Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision, contained in this Restated Certificate of Incorporation or a Preferred Stock Designation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed herein or by applicable law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article XIII.

     IN WITNESS WHEREOF, the undersigned has executed this Restated Certificate of Incorporation this 27th day of September, 2005.

/s/ Douglas W. Wamsley

Name: Douglas W. Wamsley Office: Executive Vice President